UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission file Number 000-20729

PRINTWARE, INC.
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(Exact name of registrant as specified in its charter.)

1270 Eagan Industrial Road, Eagan, MN 55121
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(Address of principal executive offices) (Zip Code)

(651) 456-1400
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(Registrant's telephone number, including area code)

Common Stock, no Par Value
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(Title of each class of securities covered by this Form)

None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Approximate number of holders of record as of the certification or notice date: 160

Pursuant to the requirements of the Securities Exchange Act of 1934 Printware, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 9, 2002 By: /s/ Mark G. Eisenschenk
___________________________ ____________________________

Mark G. Eisenschenk
Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.